Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Pre-effective Amendment No. 1 to the Registration Statement of Arno Therapeutics, Inc. on Form S-1 of our report dated November 8, 2010 (except for Notes 6 and 10 which are dated January 18, 2011), on the financial statements of Arno Therapeutics, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

New York, New York
January 18, 2011